Exhibit 10.8

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No.	Call / Coll	Account	Officer	Initials
$2,000,000.00	02-25-2005	02-25-2007	8458			04
				17 Sck-Hold

Reference in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “***” has been omitted due to text length limitations.

Borrower:	PanAmerican BanCorp (TIN: 65-0325364) 3400 Coral Way, 7th Floor Miami, FL 33145	Lender:	Independent Bankers Bank of Florida a State of Florida chartered commercial bank” 615 Crescent Executive Court Suite 400 Lake Mary, FL 32746 (407) 541-1620

Principal Amount: $2,000,000.00

Initial Rate: 5.500%

Date of Note: February 25, 2005

PROMISE TO PAY. PanAmerican BanCorp (“Borrower”) promised to pay the Independent Bankers Bank of Florida (“Lender”), or order, in lawful money of the United States of America, the principal amount of Two Million & 00/100 Dollars ($2,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance. The interest rate will not increase above 18.000%.

PAYMENT. Borrower will pay this loan in full immediately upon Lender’s demand. If no demand is made, borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on February 25, 2007. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning May 25, 2005, with all subsequent interest payments to be due on the same day of each quarter after that. Unless otherwise agreed, or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ration of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplies by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate as published in the “Money Section” of the Wall Street Journal (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understand that Lender may make loans based on other rates as well. The Index currently is 5.500$ per annum.  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the Index, resulting in an initial rate of 5.500% per annum. Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will be subject to the following maximum rate. NOTICE: Under no circumstances will the effective rate of interest on this Note be more than (except  for any higher default rate shown below) the lesser of 18.000% per annum or the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees no to sent Lender payments marked “paid in full”, “without recourse”, or similar language. If borrower send such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicated that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to “ INDEPENDENT BANKERS BANK, 615 Crescent Executive Court Suite 400 Lake Mary, FL 32746.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.00% of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 18.000% per annum, if and to the extent that the increase does not cause the interest rate to exceed the maximum rate permitted by applicable law.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender the amount of these costs and expenses, which includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trail in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extenr not preempted by federal law, the laws of the State of Florida without regard to its conflicts of law provisions, This Note has been accepted by Lender in the State of Florida.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Seminole County, State of Florida.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This included all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested orally by Borrower or as provided in this paragraph. All oral requests shall be confirmed in writing on the day of the request. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if (A) Borrower or any guarantor is in default under the

PROMISSORY NOTE
Loan No: 8458	(Continued)	Page 2

terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

PROVISION #1. Receipt, review and acceptance by Independent Bankers’ Bank of Florida of the December 31, 2004 Call Report of PanAmerican Bank.

PROVISION #2. Minimum cash level of $120,000.00 to be retained by the borrower, measured quarterly. A default of this provision will be cured by a set aside or hold back of $120,000.00 on this facility, including applicable principle reduction if necessary to allow such availability to be restricted.

PROVISION #3. Borrower to provide annual CPA audited Financial Statements within 120 days of year end on a consolidated and conslidating basis.

PROVISION #4. Borrower to provide internally prepared “holding company only” Financial Statement within 30 days of each quarter end.

PROVISION #5. Borrower will ensure that its bank subsidiary maintains a Tier 1 leverage ratio greater than 6% at each quarter end.

PROVISION #6. DSC greater than 1.25x measured at the end of each quarter on the year to date net income, annualized, against average loan outstandings. Debt service coverage in this instance is defined as: “the amount of money available for dividends (assuming all regulatory approvals) based on after tax earnings in a twelve month period. We use total debt and the resulting imputed debt service. We assume the average outstanding loan principle balance in the previous quarter with principal payments amortized over 10 years in equal quarterly payments”.

PROVISION #7. Borrower to obtain the prior consent of Independent Bankers’ Bank of Florida on additional indebtedness in excess of $100,000.00.

PROVISION #8. Bank subsidiary to provide quarterly Call Reports and executive summaries of quarterly ALCO reports.

PROVISION #9. 100% of the available proceeds of the facility to be used for capital purposes of subsidiary bank.

PROVISION #10. Draws are to be a minimum of $10,000.00.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: INDEPENDENT BANKERS BANK 615 Crescent Executive Court Suite 400 lake Mary, FL 32746.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as charge or collect”), any amount in the nature of interest or in the nature of  a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Florida (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principle balance of this loan, and when the principal has been paid in full, be refunded to Borrower. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lenders’ security interest in the collateral; and take any other action deemed necessary by lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGRESS TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISORY NOTE.

BORROWER:

PANAMERICAN BANCORP
By:	/s/ MICHAEL E. GOLDEN	By	/s/ HUGO CASTRO
	Michael E. Golden, President/CEO of PanAmerican BanCorp		Hugo Castro, Secretary/Treasurer of PanAmerican Ban Corp